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                                                                   EXHIBIT 10.29


                             AGREEMENT FOR SERVICES

     I.          AGREEING PARTIES:

                 This Agreement is entered into by and between THE CTRC RESEARCH FOUNDATION ("CTRC Research") and THE UNIVERSITY OF TEXAS HEALTH SCIENCE CENTER AT SAN ANTONIO ("Health Science Center") under the Affiliation Agreement between the Board of Regents of the University of Texas System and the Cancer Therapy and Research Foundation of South Texas dated June 7, 1993 and the Institute for Drug Development Program Agreement ("Program Agreement") between the Health Science Center and the CTRC Research Foundation dated September 20, 1994.

     II.         SERVICES TO BE PERFORMED:

                 At the request of CTRC Research, Health Science Center will provide the services of Daniel D. Von Hoff, M.D., Professor of Medicine, in the capacity of Director of the Institute for Drug Development, a Division of CTRC Research, and as Vice President of CTRC Research (for duties, see Attachment A). As a Health Science Center faculty member, Dr. Von Hoff will retain the prerogative of conducting research and serving as Principal Investigator for Health Science Center-managed drug development studies. However, he is also authorized in accordance with Section III A of the Program Agreement to serve as Principal Investigator on existing CTRC Research-managed research projects concerning elimination of extrachromosomal DNA from ovarian cancer.

     III.        PAYMENT FOR SERVICES:

                 A. CTRC Research shall pay annually to Health Science Center $147,000. in twelve equal increments, for Dr. Von Hoff's Services. This amount may be adjusted annually subject to the agreement of the parties. Payment will be made by CTRC Research within 30 days of monthly billings by Health Science Center.

                 B. It is recognized that Dr. Von Hoff possesses unique expertise in the development of anticancer agents which will likely result in the creation of value at CTRC Research over and above that arising from sole-inventor or joint-inventor patents as defined in the Program Agreement. Accordingly, CTRC Research shall, in addition to payments cited in subsection A above, make payments to the Health Science Center within 45 days of the end of each three-month period specified in Section VI A of the Program Agreement, of an amount equal to 7% of the gross revenue received subsequent to January 1, 1996 by CTRC Research for CTRC Research products licensed to third parties, and 7% of the stock received by CTRC Research for assets of the Institute for Drug Development which are transferred to Biovensa or any other commercial venture founded by





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                 CTRC Research.  CTRC Research products are defined as those products to which CTRC Research has been assigned rights or which have been acquired by CTRC Research and which have been included in the research and development program of the Institute for Drug Development.

                 C. For drugs for which a patent application has been filed during Dr. Von Hoff's tenure as Director, such payments shall continue for the commercial life of the product. For all other products under development at such time that Dr. Von Hoff's tenure as Director should terminate, payments will continue for a period of two years for every year from the effective date of this agreement until the date of departure of Dr. Von Hoff.

     IV.         INTELLECTUAL PROPERTY:

                 A. Any intellectual property created by Dr. Von Hoff, whether solely or jointly, will be subject to patent procedures and responsibilities set forth in Section V of the Program Agreement.

                 B. CTRC Research shall have an option to license and sublicense, on a worldwide exclusive basis, intellectual property generated by Dr. Von Hoff in the course of and as a direct result of the research cited in Section II above and patented by or on behalf of Health Science Center. Compensation for such option will be as specified in the Program Agreement.

       V.        PERFORMANCE EVALUATION:

                 As necessary, Health Science Center shall solicit, and CTRC Research shall provide, information as to the nature of Dr. Von Hoff's performance of the duties specified in Attachment A.

     VI.         TERM OF AGREEMENT:

                 A. The primary term of this Agreement will be for five years beginning with the effective date of September 20, 1994 with automatic extensions of three years unless either party gives at least 180 days notice before the end of the primary term or extension thereof.

                 B. This Agreement will be terminated if Dr. Von Hoff relinquishes his Health Science Center faculty status, resigns from his position as Director of the Institute for Drug Development or otherwise terminates his relationship with either institution. However, CTRC Research obligations for payments will continue as stipulated in Section III above.





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                 C.       This agreement will be reviewed annually in
                 accordance with Section XII of the Program Agreement.


                 EXECUTED by the parties on the day and year first written above.

                                   SIGNATURES


THE UNIVERSITY OT TEXAS HEALTH              CTRC RESEARCH FOUNDATION:
SCIENCE CENTER AT SAN ANTONIO:



/s/                                         /s/ GEORGE ENSLEY
--------------------------------            ----------------------------------
President                                   Chairman, Board of Trustees



/s/ JAMES YOUNG                             /s/ CHARLES COLTMAN
--------------------------------            ----------------------------------
Dean, Medical School                        President





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                                  ATTACHMENT A

                  RESPONSIBILITIES OF DANIEL D. VON HOFF, M.D.

 I.      Vice President, CTRC Research

         A. Develop programs for cancer research in the following laboratories at CTRC Research (including recruiting personnel to be granted appropriate faculty appointments at Health Science Center, helping garner support for laboratories, setting up collaborations between CTRC Research and Health Science Center):

                  1.      Clinical research (Phase I and II levels)

                  2.      Molecular biology

                  3.      Cytogenetics

                  4.      Flow cytometry

                  5.      Investigational drug section

                  6.      Chemistry of new antineoplastic agents

                  7.      Computer-assisted drug design

                  8.      Tumor cell biology

                  9.      Drug evaluation laboratory

                 10.      Human tumor cloning laboratory

                 11.      Pharmacology laboratory

         B. Directly oversee the activities of the Human Tumor Cloning Laboratory in testing the effects of standard as well as investigational anticancer agents against patients' malignancies.

         C. Tour visitors who come to CTRC Research who are interested in the areas of basic and clinical cancer research.

II.      Director, Institute for Drug Development

         A. Establish and execute the mission of the Institute to accelerate the development of new anticancer agents.





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         B.      Develop targets against which new anticancer agents are
                 directed.

         C. Recruit and/or train researchers and others necessary for the development of new agents.

         D. Attract funds to support development of new agents and promote self-sufficiency of the Institute.

         E. Provide expertise in bridging the development of agents from basic to clinical research.

         F. Serve as a member of Program Councils or other bodies convened to govern the operating progress of research undertakings.






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